UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☒	Definitive Information Statement

TXP CORPORATION

(Name of Registrant as Specified In Its Charter)

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TXP CORPORATION
1299 Commerce Drive
Richardson, Texas 75081
Telephone: (214) 575-9300

NOTICE OF STOCKHOLDER ACTION TO BE TAKEN
PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY
AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

This information statement (the “Information Statement”) is being furnished to stockholders of TXP Corporation, a Nevada corporation (the “Company”), in connection with the approval by our Board of Directors and holders of a majority of our issued and outstanding shares common stock, par value $.001 per share (the “Common Stock”), to do the following:

1.	Amend the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from three hundred million (300,000,000) shares to seven hundred million (700,000,000) shares (the “Amendment”).

Stockholders of record at the close of business on April 13, 2009 (the “Record Date”) are entitled to notice of this stockholder action by written consent. Stockholders representing a majority of our issued and outstanding shares of Common Stock have consented in writing to the action to be taken. Accordingly, your approval is not required and is not being sought. Moreover, you will not have dissenters' rights.

Please read this notice carefully. It describes the change in the Company’s capitalization and contains certain related information. Additional information about the Company is contained in its current and periodic reports filed with the United States Securities and Exchange Commission (the “Commission”). These reports, their accompanying exhibits and other documents filed with the Commission may be inspected without charge at the Public Reference Section of the Commission at 100 F Street, N.E., Washington, DC 20549. Copies of such material may also be obtained from the Commission at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding public companies that file reports with the Commission. Copies of these reports may be obtained from the Commission’s EDGAR archives at http://www.sec.gov/index.htm.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the change in the Company’s capital structure cannot become effective until twenty (20) days after the date this Information Statement is mailed to the Company's stockholders. We anticipate that the Amendment will become effective on or after May 5, 2009.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

By Order of the Board of Directors

/s/ Michael C. Shores
Michael C. Shores
Chairman and Chief Executive Officer
April 14, 2009

INFORMATION STATEMENT
PURSUANT TO SECTION 14 OF THE SECURITIES AND EXCHANGE ACT OF 1934,
AS AMENDED, AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

This Information Statement is being mailed to inform the stockholders of action taken without a meeting upon the written consent of the holders of a majority of the outstanding shares of the common stock of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement has been filed with the Securities and Exchange Commission (the “Commission”) and is being furnished to the holders of the outstanding shares of common stock, par value $.001 per share (the “Common Stock”), of TXP Corporation, a Nevada corporation (the “Company”). The purpose of this Information Statement is to provide notice under Nevada law and the rules of the Securities and Exchange Commission, that a majority of the Company's stockholders have, by written consent in lieu of a meeting, approved an amendment (the “Amendment”) to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from three hundred million (300,000,000) shares to seven hundred million (700,000,000) shares.

The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing.

As the Board of Directors of the Company (the “Board”) and a majority of the Company's stockholders have already approved of the Amendment by written consent, the Company is not seeking approval for the Amendment or related capitalization change from any of the Company's remaining stockholders, and the Company's remaining stockholders will not be given an opportunity to vote on the Amendment. All necessary corporate approvals have been obtained, and this Information Statement is being furnished solely for the purpose of providing advance notice to the Company's stockholders of the Amendment increasing the number of our authorized shares of Common Stock as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

EXPECTED DATE FOR EFFECTING THE CAPITALIZATION CHANGE

Under Section 14(c) of the Exchange Act and Rule 14c-2 promulgated thereunder, the Amendment cannot be effected until 20 days after the date that the Definitive Information Statement is sent to the Company's stockholders. This Definitive Information Statement is being filed with the Securities and Exchange Commission on the date hereof. This Information Statement is being mailed on or about April 15, 2009 (the “Mailing Date”) to the stockholders of the Company as of the close of business on April 13, 2009 (the “Record Date”). The Company expects to effect the filing of the Amendment with the Nevada Secretary of State approximately 20 days after the Mailing Date. The effective date of the Amendment therefore, is expected to be on or after May 5, 2009.

PURPOSE AND EFFECT OF CAPITALIZATION CHANGE

As of the Record Date, 116,966,426 shares of Common Stock are outstanding with over an additional approximately 90,000,000 shares issuable upon exercise of outstanding warrants, conversion of outstanding convertible notes, and/or issuable under our amended and restated stock option plan. Our Articles of Incorporation authorize only 300,000,000 shares of Common Stock, leaving a small margin of additional shares available for future issuances. The principal purpose of the Amendment increasing our authorized Common Stock is to make available additional shares of our capital stock if our Board determines that it is necessary or appropriate to permit future stock dividends or stock splits or to issue additional shares to raise capital through the sale of securities, to acquire one or more other companies or their businesses or assets, to establish strategic relationships, to provide equity incentives to employees, officers, or directors or to pursue other matters.

To the extent that additional authorized shares are issued in the future, such issuance may decrease our existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to our existing stockholders. The holders of our Common Stock have no preemptive rights. The increase in our authorized capital will not have any immediate effect on the rights of our existing stockholders.

We currently have no plans to issue the additional authorized shares other than shares underlying existing options, convertible notes or warrants. In addition, we continue to explore possible acquisition transactions, some of which could involve the issuance of additional shares from time to time and/or the incurring of additional indebtedness in order to consummate such transactions. Finally, the Company may issue additional shares from time to time to its consultants or employees as compensation for services performed for the Company.

The increase in the number of authorized shares and the subsequent issuance of such shares could also have the effect of delaying or preventing a change in control of the Company without further action by our stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore, less likely. For example, such shares could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. Any such issuance of additional stock could have the effect of diluting our earnings per share and book value per share of outstanding shares of our Common Stock or the stock ownership and voting rights of a person seeking to obtain control of the Company. The relative rights and limitations of the shares of Common Stock will remain unchanged under the Amendment.

The Company does not have any other provisions in its articles or incorporation, by-laws, employment agreements, or any other documents that have material anti-takeover consequences. Additionally, the Company has no plans or proposals to adopt other provisions or enter into other arrangements, except as disclosed below, that may have material anti-takeover consequences. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

Forbearance Agreement with YA Global Investments, L.P.

As previously reported by the Company in its Current Report on Form 8-K filed with the Securities and Exchange Commission on December 31, 2008, on December 11, 2008 the Company received a default letter (the “Default Letter”) from YA Global Investments, L.P. (“YA Global”) pursuant to which YA Global notified the Company that the Company is in default under the financing transactions entered into between the parties, including, without limitation (i) the securities purchase agreement dated as of May 29, 2008, (ii) the secured convertible debentures issued to YA Global thereunder (the “Debentures”), (iii) the security agreement between the Company and YA Global dated as of May 29, 2008, (iv) the securities purchase agreement dated as of March 30, 2007, (v) the secured convertible notes issued to YA Global thereunder (the “Notes” and collectively with the Debentures, the “Debentures”), and (vi) all documents and instruments entered into in connection with the foregoing (collectively, the “Transaction Documents”).

Under the Default Letter, YA Global claimed that one or more defaults have occurred under the Transaction Documents as a result of, among other things (i) the Company’s failure to pay indebtedness in an amount exceeding $250,000, and (ii) the Company stating that it is unable to pay its debts generally as they come due, and failure to pay its debts as they come due (the “Existing Defaults”). Accordingly, YA Global demanded that the Company immediately repay all of its obligations (the “Obligations”) to YA Global under the Transaction Documents, which amounts to $10,212,067 as of December 17, 2008, inclusive of accrued and unpaid interest. In addition, YA Global stated its intention to proceed with the exercise of its rights and remedies under the Transaction Documents, including, without limitation, taking whatever action that might be appropriate to ensure that the Company does not take any actions that may impair its ability to make full and timely performance of its obligations to YA Global.

On January 15, 2009, and as amended on February 20, 2009, the Company entered into a forbearance agreement (the “Agreement”) with YA Global pursuant to which YA Global agreed to forbear from exercising its rights and remedies under the Transaction Documents arising out of the Existing Defaults for the period (the “Forbearance Period”) commencing on January 15, 2009 and ending upon the occurrence of any of the following events: (i) the Company failure to comply with any terms or conditions set forth in the Agreement, or (ii) any occurrence or existence of any event of default under the Transactions Documents, other than the Existing Defaults. Upon the termination or expiration of the Forbearance Period, the agreement of YA Global to forbear will terminate; the effect of such termination will be to permit YA Global to exercise such rights and remedies immediately, including, but not limited to, the acceleration of repayment by the Company of all of the Obligations.

In addition, the Company agreed to meet each of the following corporate milestones (each a “Corporate Milestone”):

(i)	the Company shall achieve positive cash flow from operations for the month ending on August 30, 2009, and cash flow from operations shall remain positive for each quarter thereafter;
(ii)	implement an acceptable cost cutting/growth plan approved by YA Global;
(iii)	enter into an acceptable agreement to YA Global with Cambridge Industries Group (“CIG”) pursuant to which products representing at least $2,000,000 of the Company’s current and future orders will be manufactured and supplied at prices which result in average profit margins to the Company of at least 25%;
(iv)	enter into an acceptable agreement to YA Global with CIG pursuant to which CIG agrees to fund the Company’s iPhotonics ONT operations per the agreed upon cost cutting/growth plan as referenced in Corporate Milestone (ii) above through March 31, 2009 by paying the production margin proceeds from described in Corporate Milestone (iii) above in advance; and
(v)	retain a restructuring officer acceptable to YA Global, which restructuring officer shall have full discretion to approve all Company expenditures and execute the business plan as referenced in Corporate Milestone (ii) above. On February 25, 2009, Mr. John Eger and Ms. Marcia Allen were appointed as Co-Chief Restructuring Officers of the Company.

Failure to timely satisfy any Corporate Milestone will be deemed an Event of Default under the Agreement and the Transaction Documents.

Moreover, the Company must enter into payment arrangements and/or standstill agreements to satisfy all of its accounts payable and provide to YA Global a budget detailing such payments and arrangements on terms that are acceptable to YA Global.

Under the Agreement, the Company is also obligated to obtain the requisite approval of its shareholders via shareholder consent and file an information statement with the Securities and Exchange Commission by March 31, 2009 for the sole purpose of increasing the number of authorized shares of Common Stock to at least 700,000,000.

Except as set forth above, there are currently no plans, arrangements, commitments or understandings for the issuance of the additional shares of Common Stock which are proposed to be authorized.

We will accomplish the increase in our authorized Common Stock by filing of the Amendment to our Articles of Incorporation with the Nevada Secretary of State on or about May 5, 2009. The form of the Articles of Amendment to our Articles of Incorporation is attached hereto as Appendix A.

RIGHTS ASSOCIATED WITH SECURITIES

There will be no changes to any of the rights or privileges associated with our Common Stock. The following summarizes the rights of holders of our Common Stock before and after the filing of the Amendment relating to the capitalization change:

•	Each holder of shares of Common Stock is entitled to one vote per share on all matters to be voted on by our stockholders generally, including the election of directors;
•	There are no cumulative voting rights;
•	The holders of our Common Stock are entitled to dividends and other distributions as may be declared from time to time by the Board out of funds legally available for that purpose, if any;
•	Upon our liquidation, dissolution or winding up, the holders of shares of Common Stock will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities; and
•	The holders of Common Stock have no preemptive or other subscription rights to purchase shares of our Common Stock, and are not entitled to the benefits of any redemption or sinking fund provisions.

The Company has no shares of preferred stock authorized.

Dissenter’s Rights

Pursuant to the Nevada Revised Statutes, stockholders of our Common Stock are not entitled to dissenters' rights of appraisal with respect to the increase of our authorized Common Stock from 300,000,000 shares to 700,000,000 shares and filing of the Amendment.

Dividends

We have not declared or paid cash dividends or made distributions in the past, and we do not anticipate paying cash dividends or making distributions in the foreseeable future. We currently intend to retain and reinvest future earnings, if any, in order to finance our operations.

ACTION TAKEN BY WRITTEN CONSENT

The Company's board of directors (the “Board”) adopted resolutions approving and authorizing the Amendment by unanimous written consent in lieu of a meeting and selected and fixed April 13, 2009 as the Record Date for determining the stockholders entitled to give written consent and/or to receive this Information Statement. Effective as of April 13, 2009, a majority of the stockholders of the Company took action by written consent and approved an amendment to the Company’s Articles of Incorporation with respect to the increase of our authorized Common Stock from 300,000,000 shares to 700,000,000 shares.

As of the Record Date, the Company has authorized Common Stock of 300,000,000 shares, of which 116,966,426 shares of Common Stock are outstanding on such date. The Company has no shares of preferred stock authorized.

The following shareholder, holding an aggregate of 79,983,533 shares constituting approximately 68.4% of our 116,966,426 shares of outstanding authorized Common Stock, voted in favor of the Amendment:

Name	Number of Shares
Michael C. Shores	79,983,533
TOTAL	79,983,533

Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

Pursuant to Section 78.390 of the Nevada Revised Statutes, the approval of a majority of the Company's voting power is required in order to effectuate the Amendment. Section 78.320(2) of the NRS eliminates the need to hold a special meeting of the Company's stockholders to approve the Amendment and related capitalization change by providing that, unless the Company's Articles of Incorporation or Bylaws state otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent is signed by stockholders holding at least a majority of the Company's voting power in favor of such action. Neither the Articles of Incorporation or the Bylaws of the Company state otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock of the Company by (i) each person who, to the Company’s knowledge, owns more than 5% of its Common Stock, (ii) each of the Company’s named executive officers and directors, and (iii) all of the Company’s named executive officers and directors as a group. Shares of the Company’s Common Stock subject to options, warrants, or other rights currently exercisable, or exercisable within 60 days of the date hereof, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. As of the date hereof, the Company has 116,966,426 shares of Common Stock issued and outstanding.

Name of Beneficial Owner	Number of Shares	Percentage of Shares Beneficially Owned
Michael Shores(1)	79,983,533	68.4%
R. Christopher Ryan(2)	581,759	*
John Eger(3)	—	—
Marcia Allen(3)	—	—
Theodore Dubbs(4)	200,000	*
David McNeil(5)	564,490	*
YA Global Investments, L.P.(6)	11,684,946	9.99%
All Directors and Executive Officers as a group (6 persons)	81,329,782	69.5%

*	Less than 1%
(1)	Includes (i) 62,123,924 shares of common stock beneficially owned by Mr. Shores directly, and (ii) 17,859,609 shares of common stock beneficially owned by Mr. Shores indirectly through the Michael Shores Trust. Does not reflect the grant of an option to purchase up to 35,000,000 shares of common stock of the Company beneficially owned by Mr. Shores to YA Global Investments, L.P. at an exercise price equal to $0.01 per share.
(2)	Includes shares of common stock and options to purchase 562,053 shares of common stock at $0.34 per share which vested on August 6, 2008. Does not include options to purchase (i) 562,053 shares of common stock which vest on August 6, 2009; and (iii) 562,054 shares of common stock which vest on August 6, 2010.
(3)	On February 25, 2009, Mr. John Eger and Ms. Marcia Allen were appointed as Co-Chief Restructuring Officers of the Company. Under the forbearance agreement with YA Global Investments, L.P., the Company was obligated to retain a restructuring officer acceptable to YA Global, which restructuring officer shall have full discretion to approve all Company expenditures and execute an acceptable cost cutting/growth plan approved by YA Global.
(4)	Includes options to purchase an aggregate of 200,000 shares of common stock at $0.30 per share, 100,000 shares of which vested on February 21, 2008 and 2009, respectively.
(5)	Includes shares of common stock and options to purchase 100,000 shares of common stock at $0.34 per share which vested on October 19, 2008. Does not include options to purchase 100,000 shares of common stock at $0.34 per share which vest on October 19, 2009.

(6)	Includes 10,309,437 shares of common stock beneficially owned by YA Global Investments (f/k/a Cornell Capital Partners, L.P.). Also includes 1,375,509 shares of common stock issuable upon conversion of previously issued convertible debentures at $0.20 per share. The amount of shares issuable to YA Global may not exceed 9.99% in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder. Additionally, this does not include 46,124,491 shares of common stock issuable upon conversion of previously issued convertible debentures, shares of common stock issuable upon conversion of accrued interest on the debentures or warrants to purchase 20,850,000 shares of common stock which would exceed the beneficial ownership limitation set forth in such securities. All investment decisions of, and control of, YA Global Investments are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors.

The Amendment would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of common stock. However, because holders of our common stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of common stock will reduce the current stockholders' percentage ownership interest in the total outstanding shares of common stock. This amendment and the creation of additional shares of authorized Common Stock will not alter the current number of issued shares.

DISSENTER'S RIGHTS OF APPRAISAL

The Nevada Revised Statutes do not provide for dissenter's rights in connection with the proposed Amendment to our Articles of Incorporation to effectuate the capitalization change.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed amendment to our Articles of Incorporation, which is not shared by all other stockholders. No such person (or any other person) has advised the Company of its intent to object to the Amendment and the Company does not believe that the Amendment will adversely affect any such party or stockholder.

FORWARD-LOOKING STATEMENTS

This Information Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify our forward-looking statements by the words “expects,” “projects,” “believes,” “anticipates,” “intends,” “plans,” “predicts,” “estimates” and similar expressions.

The forward-looking statements are based on management’s current expectations, estimates and projections about us. The Company cautions you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, the Company has based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, actual outcomes and results may differ materially from what the Company has expressed or forecast in the forward-looking statements.

You should rely only on the information the Company has provided in this Information Statement. The Company has not authorized any person to provide information other than that provided herein. The Company has not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document.

STOCKHOLDER PROPOSALS

The Company’s Board of Directors has not yet determined the date on which the next annual meeting of stockholders will be held. Any proposal by a stockholder intended to be presented at the Company’s next annual meeting of stockholders must be received at the Company’s offices a reasonable amount of time prior to the date on which the information or proxy statement for that meeting is mailed to stockholders in order to be included in the Company’s information or proxy statement relating to that meeting.

DELIVERY OF DOCUMENTS AND HOUSEHOLDING

The Commission has adopted rules that permit companies and intermediaries such as brokers, to satisfy the delivery requirements for information statements with respect to two or more securityholders sharing the same address by delivering a single information statement addressed to those securityholders. This process, which is commonly referred to as “householding,” provides potentially extra convenience for stockholders, is environmental friendly, and represents cost savings for companies.

For this Information Statement, a number of brokers with account holders who are the Company’s stockholders will be “householding” this Information Statement and the documents incorporated by reference that we are enclosing with the Information Statement. A single Information Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the effected stockholders. Once you have received notice from your broker or from the Company that either of them will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

If at any time, you no longer wish to participate in “householding” and would prefer to receive separate periodic reports, or if you currently receive multiple copies of the Information Statement or other periodic reports at your address and would like to request “householding” by the Company, please notify your broker if your shares are not held directly in your name. If you own your shares directly rather then through a brokerage account, you should direct your written request directly to the Corporate Secretary, TXP Corporation, 1299 Commerce Drive, Richardson, Texas 75081.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials that the Company files with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site that contains information we file electronically with the Commission, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

Dated: April 14, 2009

By Order of the Board of Directors

/s/ Michael C. Shores
Michael C. Shores
Chairman and Chief Executive Officer

Appendix A

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
TXP CORPORATION

The undersigned, the Chief Executive Officer of TXP Corporation, a Nevada corporation (the “Corporation”), hereby certifies as follows:

That, by unanimous consent of the Board of Directors on March 27, 2009, which was approved by a stockholders’ vote by majority consent on April 13, 2009, the Corporation resolved to amend its Articles of Incorporation as set forth below.

IT IS RESOLVED, that Article 4 of the Articles of Incorporation is hereby superseded and replaced to include the following provision:

“The Corporation is authorized to issue one class of stock; common stock, par value $.001 per share (the “Common Stock”). The total number of authorized shares of Common Stock of the Corporation shall consist of Seven Hundred Million (700,000,000) shares of Common Stock.”

This Amendment was approved by the required vote of stockholders in accordance with the Nevada Revised Statutes. The total number of outstanding shares of each class entitled to vote for the Amendment was 116,966,426 shares of common stock. The number of shares of each class voting for the Amendment equaled or exceeded the vote required, that being over fifty (50%) percent. The Amendment was approved by a vote of 79,983,533 shares, or 68.4% of all shares entitled to vote.

The effective date of this Amendment is May 5, 2009.

Dated: May *, 2009

I, the undersigned, hereby declare under penalty of perjury, in accordance with the laws of the State of Nevada, that I am the Chief Executive Officer of the Corporation, that I executed this Articles of Amendment to the Articles of Incorporation, that I have personal knowledge of the information contained therein, and that the information contained therein is true and correct.

By: /s/ Michael C. Shores Michael C. Shores Chief Executive Officer